Exhibit 10.74
Restricted Stock Unit Grant Agreement

Name [Participant Name]	Employee ID
Date of Grant [Grant Date]	Number of Restricted Stock Units Granted [Number of Units Granted]
Restricted Stock Unit Grant
You have been granted the number of Restricted Stock Units listed above in recognition of your expected future contributions to the success of J. C. Penney Company, Inc. (“Company”). Each Restricted Stock Unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). This grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions. In order to receive the benefits under this Restricted Stock Unit Grant Agreement (“Agreement”), you must affirmatively accept the terms of this Agreement by signing it, whether physically or via alternative electronic means acceptable to the Company, acknowledging your acceptance of the terms under which this Restricted Stock Unit award is granted. You have 90 days from the date this Agreement is made available to you, either physically or electronically to accept the terms of this Agreement. If you do not accept the terms of this Agreement in the applicable 90 day period the Restricted Stock Units that are the subject of this Agreement will be forfeited by you.

Vesting of Your Restricted Stock Units
The Restricted Stock Units shall vest and the restrictions on your Restricted Stock Unit shall lapse on [VESTING DATE] (“Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing).

Your vested Restricted Stock Units shall be distributed in shares of Common Stock as soon as practicable on or following the earlier of (i) your separation from service as a result of (A) your Retirement, Disability, or death, or (B) a job restructuring, reduction in force, or unit closing, or (ii) the Vest Date provided above.  Notwithstanding the foregoing, if you are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder, your award is subject to Section 409A of the Code, and you experience a separation from service as a result of your Retirement your vested Restricted Stock Units shall be paid in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following your separation from service due to Retirement (ii) the date of your death, or (iii) any applicable Vest Date provided above. You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Dividend Equivalents
You shall not have any rights as a stockholder until your Restricted Stock Units vest and you are issued shares of Common Stock in cancellation of the vested Restricted Stock Units. If the Company declares a dividend, you will accrue dividend equivalents on the unvested Restricted Stock Units in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Restricted Stock Units vest and you receive actual shares of Common Stock in cancellation of the vested Restricted Stock Units. The dividend equivalents shall be credited as additional Restricted Stock Units in your account to be paid in shares of Common Stock on the vesting date along with the Restricted Stock Units to which they relate. The number of additional Restricted Stock Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Restricted Stock Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Restricted Stock Units credited to your account are subject to all of the terms and conditions of this Restricted Stock Unit award and the Plan and you shall forfeit your additional Restricted Stock Units in the event that you forfeit the Restricted Stock Units to which they relate.

Separation from Service
If you experience a separation from service due to (i) Retirement, Disability, or death, or (ii) job restructuring, reduction in force, or unit closing prior to the Vest Date, you shall be entitled to a prorated number of Restricted Stock Units. The proration shall be equal to a fraction, the numerator of which is the number of months from the Date of Grant to the effective date of your termination of service, inclusive, and the denominator of which is [VESTING MONTHS]. The resulting number of Restricted Stock Units to which you are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above. Any Restricted Stock Units for which vesting is not accelerated shall be cancelled on such separation from service.

If you experience a separation from service as a result of an Employment Termination then all unvested Restricted Stock Units shall become fully vested on the date of any such Employment Termination. Any shares that vest following an Employment Termination will be distributed as provided in the “Vesting of Your Restricted Stock Units” section of this Notice.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary separation from service without cause (or summary dismissal) under, and as defined in that termination agreement, and such separation from service is not an Employment Termination, then the number of Restricted Stock Units that will vest will be determined according to the terms of the underlying termination agreement subject to (i) the execution and delivery of a release in such form as may be required by the Company, (ii) the expiration of the applicable revocation period for such release. Any shares that vest under a termination agreement will be distributed as provided in the “Vesting of Your Restricted Stock Units” section of this Notice.

If your employment terminates for any reason other than those specified above, any unvested Restricted Stock Units shall be forfeited by you and cancelled on the effective date of termination.

Covenants and Representations
By accepting this award you hereby acknowledge that your duties to the Company require access to and creation of the Company’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Company and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Company. You further acknowledge that due to the nature of your position, you will have access to Proprietary Information affecting plans and operations in every location in which the Company (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and your decisions and recommendations on behalf of the Company may affect its operations throughout the world. Accordingly, by accepting this award you acknowledge that the foregoing makes it reasonably necessary for the protection of the Company’s business interests that you agree to the following covenants in connection with (i) your involuntary separation from service, as defined under Treasury regulation §1.409A-1(n), other than for Cause, or (ii) your voluntary separation from service:
Confidentiality. You hereby covenant and agree that you shall not, without the prior written consent of the Company, during your employment with the Company or at any time thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Proprietary Information of the Company.

(a)
It is expressly understood and agreed that the Company’s Proprietary Information is all nonpublic information relating to the Company’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Company. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event you receive a subpoena, court order or other summons that may require you to disclose Proprietary Information, on pain of civil or criminal penalty, you will promptly give notice to the Company of the subpoena or summons and provide the Company an opportunity to appear at the Company’s expense and challenge the disclosure of its Proprietary Information, and you shall provide reasonable cooperation to the Company for purposes of affording the Company the opportunity to prevent the disclosure of the Company’s Proprietary Information.

(c)
Nothing in this Agreement shall restrict you from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

Nonsolicitation of Employees. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Company (or any of its subsidiaries or affiliates) to give up his or her employment with the Company (or any of its subsidiaries or affiliates), and you shall not directly or indirectly solicit or hire employees of the Company (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined below.

Noninterference with Business Relations. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Company (or any of its subsidiaries or affiliates).
Noncompetition.

(a)
You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you will not, except as otherwise provided for below, undertake any work for a Competing Business, as defined in (b).

(b)	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

(i)	Kohl’s Corporation, Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Wal-Mart Stores, Inc, Amazon.com, Inc., and any of their respective subsidiaries or affiliates, or

(ii)
any business (A) that, at any time during the Severance Period, competes directly with the Corporation through sales of merchandise or services in the United States or another country or commonwealth in which the Corporation, including its divisions, affiliates and licensees, operates, and (B) where the Executive performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Corporation for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this section (b).

(c)
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. You acknowledge that the Company is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that you perform, or will perform, for the Company directly impact the Company’s ability to compete with a Competing Business in a nationwide marketplace. You further acknowledge that you have, or will have, access to sensitive and confidential information of the Company that relates to the Company’s ability to compete in a nationwide marketplace.

Non-Disparagement. You covenant that you will not make any statement or representation, oral or written, that could adversely affect the reputation, image, goodwill or commercial interests of the Company. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit you from participating in a governmental investigation concerning the Company, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter. You agree not to incur any expenses, obligations or liabilities on behalf of the Company.
Enforcement and Injunctive Relief. In addition to any other remedies to which the Company is entitled, on the Company’s becoming aware that you have breached, or potentially have breached, any of the Covenants and Representations set forth in this Agreement, above, the Company shall have a right to seek recoupment of the portion of any award under the Plan, or any plan or program that is a successor to the Plan, that (i) vested within the 12 months prior to the date of your voluntary separation from service or your involuntary separation from service other than for cause, each under and as defined in your termination agreement, and (ii) includes and is subject to these Covenants and Representations, including any proceeds or value received from the exercise or sale of that portion of any such awards. Further, if you shall breach any of the covenants contained herein, the Company may recover from you all such damages as it may be entitled to under the terms of this Agreement, any other agreement between the Company and you, at law, or in equity. In addition, you acknowledge that any such breach of the Covenants and Representations in the Agreement is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, you consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Company in order to protect the Company’s rights hereunder.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This Restricted Stock Unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.